Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

Board of Directors

Central Garden & Pet Company

Lafayette, California

We have audited the accompanying consolidated balance sheets of Central Garden & Pet Company and subsidiaries (the “Company”) as of September 28, 2002 and September 29, 2001, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the fiscal years in the three-year period ended September 28, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Central Garden & Pet Company and subsidiaries as of September 28, 2002 and September 29, 2001, and the results of their operations and their cash flows for each of the fiscal years in the three-year period ended September 28, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 6 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets with the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” in fiscal 2002.

/s/    DELOITTE & TOUCHE LLP

December 4, 2002 (January 30, 2003 as to Note 16)

San Francisco, California

CENTRAL GARDEN & PET COMPANY

CONSOLIDATED BALANCE SHEETS

	September 28, 2002	September 29, 2001
	(dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$10,884	$8,292
Accounts receivable, less allowance for doubtful accounts of $7,597 and $14,464	130,984	141,791
Inventories	193,159	217,902
Prepaid expenses and other assets	26,096	35,776

Total current assets	361,123	403,761

Land, buildings, improvements and equipment:
Land	5,381	4,977
Buildings and improvements	62,196	60,421
Transportation equipment	5,753	5,753
Machinery and warehouse equipment	65,634	65,966
Office furniture and equipment	33,466	32,845

Total.	172,430	169,962

Less accumulated depreciation and amortization	71,566	61,164

Land, buildings, improvements and equipment—net	100,864	108,798
Goodwill	222,489	371,987
Deferred income taxes and other assets	47,481	32,080

Total.	$731,957	$916,626

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Notes payable	$59,975	$119,423
Accounts payable	96,796	127,884
Accrued expenses	42,742	38,412
Current portion of long-term debt	7,593	7,052

Total current liabilities	207,106	292,771

Long-term debt	145,331	151,623
Deferred income taxes and other long-term obligations	2,012	16,917
Commitments and contingencies	—	—
Shareholders’ equity:
Class B stock	16	16
Common stock	310	305
Additional paid-in capital	532,290	526,410
Retained (deficit) earnings	(10,281)	73,411
Treasury stock	(144,827)	(144,827)

Total shareholders’ equity	377,508	455,315

Total	$731,957	$916,626

See notes to consolidated financial statements.

CENTRAL GARDEN & PET COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended
	September 28, 2002	September 29, 2001	September 30, 2000
	(in thousands, except per share amounts)
Net sales	$1,077,780	$1,122,999	$1,350,878
Cost of goods sold and occupancy	757,437	811,186	1,037,701

Gross profit	320,343	311,813	313,177
Selling, general and administrative expenses	267,579	297,751	274,077
Other charges	—	—	27,156

Income from operations	52,764	14,062	11,944
Interest expense	(14,745)	(23,247)	(23,140)
Interest income	137	164	589
Other income	5,548	1,631	1,176

Income (loss) before income taxes and cumulative effect of accounting change	43,704	(7,390)	(9,431)
Income taxes	15,159	(247)	4,053

Income (loss) before cumulative effect of accounting change	28,545	(7,143)	(13,484)
Cumulative effect of accounting change, net of tax	(112,237)	—	—

Net loss	$(83,692)	$(7,143)	$(13,484)

Basic income (loss) per common equivalent share:
Before cumulative effect of accounting change	$1.54	$(0.39)	$(0.72)
Cumulative effect of accounting change	(6.04)	—	—

Basic loss per common equivalent share	$(4.50)	$(0.39)	$(0.72)

Diluted income (loss) per common equivalent share:
Before cumulative effect of accounting change	$1.44	$(0.39)	$(0.72)
Cumulative effect of accounting change	(4.88)	—	—

Diluted loss per common equivalent share	$(3.44)	$(0.39)	$(0.72)

Weighted average shares used in the computation of income (loss) per common equivalent share:
Basic	18,581	18,402	18,786
Diluted	23,009	18,402	18,786

See notes to consolidated financial statements.

CENTRAL GARDEN & PET COMPANY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Class B Stock		Common Stock		Additional Paid-in Capital	Retained Earnings	Treasury Stock		Total
	Shares	Amount	Shares	Amount			Shares	Amount
	(dollars in thousands)
Balance, September 25, 1999	1,660,919	$16	30,183,365	$302	$524,058	$94,038	(10,851,350)	$(123,123)	$495,291
Tax benefit from exercise of stock options					14				14
Conversion of Class B stock into common stock	(3,157)	—	3,157	—					—
Issuance of common stock			230,899	2	1,721				1,723
Treasury stock purchases							(2,890,900)	(21,704)	(21,704)
Net loss						(13,484)			(13,484)

Balance, September 30, 2000	1,657,762	16	30,417,421	304	525,793	80,554	(13,742,250)	(144,827)	461,840
Tax benefit from exercise of stock options					95				95
Conversion of Class B stock into common stock	(2,300)	—	2,300	—					—
Issuance of common stock			112,752	1	522				523
Net loss						(7,143)			(7,143)

Balance, September 29, 2001	1,655,462	16	30,532,473	305	526,410	73,411	(13,742,250)	(144,827)	455,315
Tax benefit from exercise of stock options					732				732
Issuance of common stock			475,725	5	5,148				5,153
Net loss						(83,692)			(83,692)

Balance, September 28, 2002	1,655,462	$16	31,008,198	$310	$532,290	$(10,281)	(13,742,250)	$(144,827)	$377,508

See notes to consolidated financial statements.

CENTRAL GARDEN & PET COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	September 28, 2002	September 29, 2001	September 30, 2000
	(in thousands)
Cash flows from operating activities:
Net loss	$(83,692)	$(7,143)	$(13,484)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	17,616	28,362	26,035
Cumulative effect of accounting change	146,748	—	—
Goodwill impairment charge	2,750	—	15,739
Deferred income taxes	(26,065)	10,251	(7,500)
Loss on sale of land, building and improvements	1,142	312	883
Changes in assets and liabilities:
Receivables	10,807	13,099	6,712
Inventories	24,743	25,444	15,352
Prepaid expenses and other assets	4,555	(19,106)	(6,265)
Accounts payable	(31,088)	4,900	4,024
Accrued expenses	4,561	5,606	965
Other long-term obligations	736	(22,911)	(2,385)

Net cash provided by operating activities	72,813	38,814	40,076

Cash flows from investing activities:
Additions to land, buildings, improvements and equipment	(10,907)	(13,888)	(16,663)
Payments to acquire companies, net of cash acquired	—	(18,277)	(34,406)

Net cash used by investing activities	(10,907)	(32,165)	(51,069)

Cash flows from financing activities:
Borrowings (repayments) under lines of credit, net	(59,448)	(9,816)	29,869
Payments on long-term debt	(5,751)	(12,844)	(1,237)
Proceeds from issuance of long-term debt	—	18,000	—
Payments to reacquire stock	—	—	(21,704)
Proceeds from issuance of stock	5,885	618	1,733

Net cash provided (used) by financing activities	(59,314)	(4,042)	8,661

Net increase (decrease) in cash and cash equivalents	2,592	2,607	(2,332)
Cash and cash equivalents at beginning of year	8,292	5,685	8,017

Cash and cash equivalents at end of year	$10,884	$8,292	$5,685

Supplemental information:
Cash paid for interest	$15,471	$22,690	$22,822
Cash paid for income taxes—net of refunds	4,340	4,775	12,751
Assets (excluding cash) acquired through purchase of subsidiaries	—	8,282	43,225
Liabilities assumed through purchase of subsidiaries	—	5	38,288
Inventory returned to manufacturer	—	—	75,887

See notes to consolidated financial statements.

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fiscal Years Ended September 28, 2002,

September 29, 2001 and September 30, 2000

1.    Organization and Significant Accounting Policies

Organization—Central Garden & Pet Company, a Delaware corporation, and subsidiaries (the “Company” or “Central”), is a leading marketer and producer of quality branded products for the pet and lawn and garden supplies markets.

Basis of Consolidation and Presentation—The consolidated financial statements include the accounts of the Company. The Company’s shares of the earnings of its minority interest in equity-method investees has been recorded under the caption “Other income.” All significant intercompany balances and transactions have been eliminated.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period including accounts receivable and inventory valuation and goodwill lives. Actual results could differ from those estimates.

Revenue Recognition—Sales are recorded, net of estimated returns, discounts and volume-based rebate incentives, when merchandise is shipped, title passes to the customer and the Company has no further obligations to provide services related to such merchandise. The Company’s current practice on product returns generally is to accept and credit the return of unopened cases of products from customers where the quantity is small, where the product has been misshipped or the product is defective. Sales also include amounts billed directly to customers related to shipping and handling.

Cost of goods sold and occupancy consist of costs to acquire or manufacture inventory, certain indirect purchasing, merchandise handling and storage costs, as well as allocations of certain facility costs, including rent, payroll, property taxes, security, utilities, insurance and maintenance.

Advertising Costs—The Company expenses the costs of advertising as incurred. Advertising expenses were $12.9 million, $14.9 million and $16.7 million in fiscal 2002, 2001 and 2000, respectively.

401(k) Plans—The Company sponsors several 401(k) plans which cover substantially all employees. Expenses recorded for the Company’s matching contributions under these plans were $553,000, $860,000 and $1,030,000 for fiscal years 2002, 2001 and 2000, respectively.

Other income in fiscal year 2002 includes $6 million of life insurance proceeds, partially offset by $2.8 million in charges related to the write-off of goodwill associated with an unsuccessful equity method investment. The remaining amounts in fiscal years 2002, 2001 and 2000 relate to earnings from equity method investments.

Income Taxes are accounted for under the asset and liability method in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” Deferred income taxes result primarily from bad debt allowances, inventory and goodwill write-downs, depreciation and nondeductible reserves.

Cash and cash equivalents include all highly liquid debt instruments purchased with a maturity of three months or less at the date of acquisition.

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Inventories, which primarily consist of garden products and pet supplies finished goods, are stated at the lower of FIFO cost or market. Cost includes certain indirect purchasing, merchandise handling and storage costs including certain salary and data processing costs incurred to acquire or manufacture inventory, costs to unload, process and put away shipments received in order to prepare them to be picked for orders, and certain other overhead costs. The amounts of such costs capitalized to inventory are computed based on an estimate of costs related to the procurement and processing of inventory to prepare it for sale compared to total product purchases.

Long-lived assets—The Company reviews its long-lived assets for potential impairment based on a review of projected undiscounted cash flows associated with these assets. Long-lived assets are included in impairment evaluations when events and circumstances exist that indicate the carrying amount of those assets may not be recoverable. Measurement of impairment losses for long-lived assets that the Company expects to hold and use is based on the estimated fair value of the assets.

Land, buildings, improvements and equipment are stated at cost. Depreciation is computed by the straight-line method over thirty years for buildings. Improvements are amortized on a straight-line basis over the shorter of the useful life of the asset or the terms of the related leases. Depreciation on equipment is computed by the straight-line and accelerated methods over the estimated useful lives of 3 to 10 years.

Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for under the purchase method. Prior to fiscal year 2002, the Company amortized goodwill on a straight-line basis over the periods benefited, ranging from 20 to 40 years. The Company adopted SFAS No. 142 effective September 30, 2001 (the beginning of fiscal year 2002). Upon adoption of SFAS No. 142, the Company stopped the amortization of goodwill, and will perform an annual assessment for potential impairment applying a fair-value based test (see Note 6).

Fair Value of Financial Instruments—At September 28, 2002 and September 29, 2001, the carrying amount of cash and cash equivalents, accounts receivable, accounts payable and non convertible debt approximates its fair value. The fair value of the Company’s convertible subordinated notes was $110.5 million and $97.2 million at September 28, 2002 and September 29, 2001, respectively, which was determined by comparison to quoted market prices.

Derivative Financial Instruments—The Company generally does not enter into derivative financial instruments. Prior to October 1, 2000, at which time the Company adopted SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” subsidiaries of the Company had entered into interest rate swap agreements to hedge certain interest rate risks which were accounted for using the settlement basis of accounting. Premiums paid on such interest rate swap agreements were deferred and amortized to interest expense over the life of the underlying hedged instrument, or immediately if the underlying hedged instrument was settled. As interest rates change, the differential between the interest rate received and the interest rate paid under the interest rate swap arrangements was reflected in interest expense quarterly. As of October 1, 2000, the Company has accounted for any remaining interest rate swap agreements in accordance with the provisions of SFAS 133, as amended.

Purchase commitments—Seed production and purchase agreements obligate the Company to make future purchases based on estimated yields. These contracts vary in their terms, a portion of which have fixed prices or quantities. At September 28, 2002, estimated annual seed purchase commitments were $72.5 million for fiscal 2003, $30.7 million for fiscal 2004, $21.5 million for fiscal 2005, $16.1 million for fiscal 2006 and $3.7 million for fiscal 2007.

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Comprehensive income—SFAS No. 130 requires an enterprise to report, by major components and as a single total, the change in its net assets, during the period from non-owner sources. The Company does not have any items of Other Comprehensive Income, as defined by SFAS No. 130, and thus Net Income is equal to Comprehensive Income.

New Accounting Pronouncements—In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment approach. Other intangible assets will continue to be amortized over their estimated useful lives. Amortization of goodwill, including goodwill recorded in prior business combinations, ceased upon the adoption of the standard, which the Company adopted for the fiscal year beginning September 30, 2001. As required by SFAS No. 142, the Company performed its transitional goodwill impairment analysis, and recorded a non-cash charge to write down goodwill in its Garden Products segment of $51.9 million ($42.1 million after tax) and in its Pet Products segment of $94.8 million ($70.1 million after tax). As of June 30, 2002, the Company performed its annual goodwill impairment analysis. Based on the results of that analysis, no additional reduction of goodwill was required during fiscal year 2002.

The following financial information is presented as if SFAS No. 142 was adopted at the beginning of fiscal year 2000:

	Fiscal Year Ended
	September 28, 2002	September 29, 2001	September 30, 2000
	(in thousands, except per share amounts)
Reported net loss	$(83,692)	$(7,143)	$(13,484)
Goodwill amortization—net of tax	—	9,006	8,430

Net income (loss), as adjusted	$(83,692)	$1,863	$(5,054)

Basic income (loss) per share:
Reported loss	$(4.50)	$(0.39)	$(0.72)
Goodwill amortization—net of tax	—	0.49	0.45

Basic income (loss) per share	$(4.50)	$0.10	$(0.27)

Diluted income (loss) per share:
Reported loss	$(3.44)	$(0.39)	$(0.72)
Goodwill amortization—net of tax	—	0.49	0.45

Diluted income (loss) per share	$(3.44)	$0.10	$(0.27)

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which addresses financial accounting requirements for retirement obligations associated with tangible long-lived assets. SFAS No. 143 will be effective for our fiscal year 2003. We are evaluating what impact, if any, this standard may have on the consolidated financial statements.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” that replaces SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” SFAS No. 144 requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Liabilities for discontinued operations will no longer include amounts for operating losses that have not yet been incurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of SFAS No. 144 are effective for our fiscal year 2003, and are generally to be applied prospectively.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost was recognized at the date of the Company’s commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS No. 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized. The Company will adopt the provisions of SFAS No. 146 for any restructuring activities initiated after September 28, 2002.

2.    Other Charges

Activity in fiscal 2002, 2001 and 2000 related to other charges was as follows (in millions):

	Cash		Non Cash	Total
	Severance	Exit Related and Other	Asset Carrying Value Adjustments
Reserve balance September 25, 1999	$0.4	$1.0	$0.0	$1.4
Fiscal 2000 other charges	1.1	8.2	17.9	27.2
Severance paid	(1.1)			(1.1)
Costs paid		(0.1)		(0.1)
Assets carrying value adjustments			(17.9)	(17.9)

Reserve balance September 30, 2000	0.4	9.1	0.0	9.5
Severance paid	(0.4)			(0.4)
Costs paid		(8.8)		(8.8)

Reserve balance September 29, 2001	0.0	0.3	0.0	0.3
Costs paid		(0.3)		(0.3)

Reserve balance September 28, 2002	$—	$—	$—	$—

Fiscal 2000

In September 2000, the Company recorded $27.5 million of charges resulting from workforce reductions, employee benefit obligations, facility closures, and asset impairments that were necessary due to the termination of the Company’s distribution arrangement with Scotts and other anticipated sales decreases in the Garden Products business. These charges were offset by the reversal of $0.3 million of certain exit-related costs recorded in connection with the fiscal 1998 restructuring plan for which the Company was no longer obligated.

As a result of the fiscal 2000 and anticipated future distribution related sales decreases in the Garden Products segment, the Company initiated a plan to close 13 distribution centers and reduce its workforce which was completed in fiscal 2001. In connection with this plan, the Company recorded a severance charge of $1.1 million associated with the termination of 309 employees, primarily in the sales force and distribution centers. Severance of $0.7 million was paid to 196 employees terminated during fiscal 2000, with the balance paid to employees who were terminated in fiscal 2001. In connection with the facilities closures, $3.6 million

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

was accrued for estimated lease costs, and $0.2 million for estimated property tax and facilities maintenance costs, that the Company is obligated to pay for periods subsequent to closure. The Company completed the facility closures in fiscal 2001. The Company also recorded an $0.8 million impairment charge to reduce certain facility assets to their estimated fair value based on an independent appraisal, and an $0.8 million provision for estimated uncollectible receivables from customers of the closed facilities.

In addition, as a direct result of the termination of the distribution relationship with Scotts, the Company recorded a charge of $4.7 million as the Company became obligated to make cash payments which were guaranteed to certain employees in the event of such termination. These payments were made during fiscal 2001.

As a result of the events described above, management reevaluated the recoverability of the intangible assets in the Garden Products segment. Based on an evaluation of estimated future cash flows associated with affected facilities, the Company determined that goodwill and certain trademarks were impaired, and accordingly recorded charges of $15.7 million and $0.6 million, respectively, to reduce those assets to estimated fair values.

As of September 29, 2001, reserve balances related to “Other Charges” recorded in fiscal 2000 represented amounts paid in fiscal 2002 for facility exit-related obligations and were included in the consolidated balance sheet within “accrued expenses”. The reserve balances were associated with the $9.3 million of “Other Charges” recorded in the year ended September 30, 2000 for severance and exit-related obligations. With respect to this amount severance of $1.1 million and the exit-related costs of $7.9 million were paid during fiscal years 2001 and 2000.

Fiscal 1999

In September 1999, the Company recorded other charges totaling $2.7 million associated with the expiration of the Solaris Agreement, workforce reductions, facility closures.

Of the $2.7 million charge, the Company established a $0.1 million reserve for estimated non-collectible amounts due from distributors involved in the Solaris program, and a $0.1 million charge for post-closure facility lease obligations of the Company’s facility which warehoused only inventory received under the Solaris Agreement which was closed upon termination of the Solaris Agreement.

The Company initiated a plan for closure of three distribution centers as well as a workforce reduction which was expected to be completed by the end of the second quarter of fiscal 2000. Also included in the $2.7 million charge was $1.6 million related to such closures and workforce reductions in the former distribution segment. As part of this plan, the Company recorded a severance charge of $0.6 million for workforce reductions. The severance charge related to the termination of 113 employees, primarily in the sales force and distribution centers and associated back-office functions. Severance for 51 employees was paid during fiscal 1999. Also related to such closures, a charge of $0.4 million was recorded for other exit-related costs, consisting primarily of lease costs, property and other facility costs required to be paid subsequent to the termination of operations. In addition, $0.3 million was required to write off the carrying value of certain facility assets which were no longer to be used and were disposed of during the first half of fiscal 2000. $0.9 million of the $1.6 million of other charges related to these closures and workforce reductions recorded in September 1999 was included in accrued expenses as of September 25, 1999. These costs were paid primarily in fiscal 2000, with certain lease obligations paid in fiscal 2001.

The Company initiated a plan to dispose of a building and certain facility assets in the Garden Products segment which had not operated at the level of profitability required by the Company. Also included in the $2.7 million charge was $1.2 million required to reduce the $3.0 million carrying value of the building, which was being held for disposal during fiscal 2002, to its estimated net realizable value in accordance with

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SFAS No. 121. The charge was based on the comparison of the net carrying cost of this facility and assets compared with current market values, less costs to sell. The operations of this facility are included in the Company’s operations for fiscal 2002, and resulted in pretax earnings of approximately $0.2 million.

3.    Acquisitions

Fiscal 2001

In October 2000, the Company’s Pennington subsidiary acquired the Rebel and Lofts lines of grass seed (“Lofts and Rebel”) from KRB Seed Company, LLC (“KRB”), for approximately $8 million in cash. Lofts and Rebel represented a portion of a business which KRB acquired out of bankruptcy. The purchase price approximated the fair market value of the tangible assets acquired. The Company also signed perpetual licensing agreements under which the Company will make royalty payments to KRB over the term of the licensing agreements. The acquisition was accounted for under the purchase method. Royalty payments will be recorded as expense as they are incurred. The results of operations associated with this acquisition have been included in the Company’s results of operations since October 2000. Sales of approximately $16 million attributable to Lofts and Rebel were included in net sales for fiscal 2001.

Fiscal 2000

In September 2000, Central’s Pennington subsidiary acquired All-Glass Aquarium Co., Inc., a leading manufacturer and marketer of aquariums and related products, based in Franklin, Wisconsin and its Oceanic systems subsidiary in Dallas, Texas for approximately $10 million, which was recorded as a liability in the Consolidated Balance sheet as of September 30, 2000, and was subsequently paid during the three months ended December 30, 2000. The purchase price exceeded the fair value of net assets acquired by approximately $10 million, which was recorded as goodwill. The operations of this business have been included in the Company’s results of operations since October 1, 2000.

In March 2000, Central acquired the AMDRO® and IMAGE® consumer product lines from American Cyanamid, the agricultural products division of American Home Products Corporation for approximately $28 million. The purchase price exceeded the fair market value of net assets acquired by approximately $27 million, which was recorded as goodwill.

In March 2000, Central’s Norcal Pottery Products, Inc. subsidiary (“Norcal”) acquired White’s Pottery, L.P., an importer and distributor of terra cotta pottery products for approximately $2 million. The purchase price exceeded the fair market value of net assets acquired by approximately $1 million, which was recorded as goodwill.

In January 2000, Central’s Pennington subsidiary acquired Unicorn Laboratories. Unicorn serves the U.S. animal health and lawn and garden industries as a private label and branded manufacturer of lawn, garden and animal health chemical products for approximately $15 million. The purchase price exceeded the fair market value of net assets acquired by approximately $14 million, which was recorded as goodwill.

In January 2000, Central’s Pennington subsidiary acquired an equity stake in Cedar Works, a manufacturer of bird feeders for approximately $6 million. The purchase price exceeded the fair market value of net assets acquired by approximately $4 million, which was recorded as goodwill.

4.    Concentration of Credit Risk and Significant Customers and Suppliers

Customer Concentration—Approximately 48%, 46% and 48% of the Company’s net sales for fiscal years 2002, 2001 and 2000, respectively, were derived from sales to the Company’s top ten customers. The Company’s

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

largest customer accounted for approximately 20%, 21% and 25% of the Company’s net sales for fiscal years 2002, 2001 and 2000, respectively. The Company’s second largest customer accounted for approximately 7%, 7% and 5% of the Company’s net sales for fiscal years 2002, 2001 and 2000, respectively. The Company’s third largest customer accounted for approximately 6%, 6% and 5% of the Company’s net sales for fiscal years 2002, 2001 and 2000, respectively. The loss of, or significant adverse change in, the relationship between the Company and these three customers could have a material adverse effect on the Company’s business and financial results. The loss of or reduction in orders from any significant customer, losses arising from customer disputes regarding shipments, fees, merchandise condition or related matters, or the Company’s inability to collect accounts receivable from any major customer could have a material adverse impact on the Company’s business and financial results. As of each of September 28, 2002 and September 29, 2001, accounts receivable from the Company’s top ten customers comprised 47% of the Company’s total accounts receivable, including 15% from the Company’s largest customer.

Supplier Concentration—While the Company purchases products from over 1,000 different manufacturers and suppliers, approximately 7%, 15% and 19% of the Company’s net sales in fiscal years 2002, 2001 and 2000, respectively, were derived from products purchased from the Company’s five largest suppliers. The Company believes that approximately 14% of the Company’s net sales during fiscal year 2000 were derived from sales of products purchased from Scotts. Scotts discontinued its distribution relationship with the Company as of September 30, 2000.

5.    Allowance for Doubtful Accounts

The changes in the reserve for doubtful accounts are summarized below (in thousands):

	Balances at Beginning of Period	Additions		Asset Write-Offs	Balances at End of Period
Description		Charged to Costs and Expenses	Charged to Other Accounts
Year ended September 30, 2000	$6,143	$3,572	$314	$1,979	$8,050
Year ended September 29, 2001	8,050	9,302	—	2,888	14,464
Year ended September 28, 2002	14,464	2,043	—	8,910	7,597

6.    Goodwill

The changes in the carrying amount of goodwill for the years ended September 28, 2002 and September 29, 2001 are as follows (in thousands):

	Garden Products Segment(1)	Pet Products Segment(1)	Corporate	Total
Balance as of September 30, 2000	$162,419	$216,975	$2,900	$382,294
Amortization recorded	(5,094)	(6,115)	(150)	(11,359)
Adjustments recorded	—	1,052	—	1,052

Balance as of September 29, 2001	157,325	211,912	2,750	371,987
Impairment loss resulting from the cumulative effect of accounting change	(51,935)	(94,813)	—	(146,748)
Impairment losses	—	—	(2,750)	(2,750)

Balance as of September 28, 2002	$105,390	$117,099	$—	$222,489

(1)	Goodwill balances and goodwill amortization have been included in Corporate for segment reporting purposes in Note 15.

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Goodwill balances within the Garden Products and Pet Products segments were tested for impairment as of September 30, 2001, the date the Company adopted SFAS 142. As discussed in Note 1, the Company recorded an impairment charge of $146.7 million to write down goodwill upon adoption of the SFAS No. 142. The Company also performed its annual goodwill impairment analysis within the Garden Products and Pet Products segments on the first day of the Company’s fiscal 2002 fourth quarter, using a valuation model based on estimated future operating results and cash flows. This analysis indicated that no additional adjustments were required to the remaining goodwill balances. The impairment loss of $2,750,000 recorded in fiscal year 2002 was related to the write-off of goodwill associated with an equity method investment unrelated to adoption of SFAS No. 142.

7.    Notes Payable

In July 2002, the Company extended its primary credit facility with Congress Financial Corporation for two years expiring on July 12, 2004. The extended credit facility provides the Company and certain of its subsidiaries with an aggregate revolving loan commitment of up to $125.0 million, with availability fluctuating based upon the value of assets eligible for inclusion in the borrowing base under the terms of the credit facility. Due to lower borrowing requirements, the Company reduced the size of the facility from $200.0 million to $125.0 million. At September 28, 2002 and September 29, 2001, balances of $34.0 million and $83.1 million, respectively, were outstanding under this agreement, bearing interest at a rate based on LIBOR plus 2% (3.8% at September 28, 2002 and 4.7% at September 29, 2001) or the prime rate, at the Company’s option. The Company may elect that all or a portion of the credit facility bear interest at a rate equal to: (i) the LIBOR rate for one, two or three months plus 2.00%, or (ii) the prime rate. Beginning with the first reporting period following the September 2002 fiscal year end, the LIBOR margin fluctuates from 1.75% to 3.00%, determined quarterly based on EBITDA for the most recent trailing twelve month period. The remaining available borrowing capacity at September 28, 2002 and September 29, 2001 was $50.8 million and $16.8 million, respectively. This line is secured by a significant amount of the Company’s assets, contains certain financial covenants requiring maintenance of minimum levels of tangible net worth and EBITDA, places a ceiling on the Company’s treasury stock purchases and does not allow the Company to pay dividends. The line also requires the lender’s prior written consent to any acquisition of a business permitted under the credit facility.

The Company also has available through its Pennington subsidiary a $95 million line of credit as of September 28, 2002, which increased from $85 million in fiscal 2001 and expires on September 30, 2003. As of September 28, 2002 and September 29, 2001, the Company had $26.0 million and $31.6 million, respectively, of borrowings under this line of credit facility. The remaining available borrowing capacity at September 28, 2002 and September 29, 2001 was $52.3 million and $53.4 million, respectively. Interest related to this line is based on a rate either equal to LIBOR plus 1.375% or the prime rate, at the Company’s option. The line of credit contains certain restrictive financial covenants, requiring maintenance of minimum levels of interest coverage, cash flow coverage and net worth and maximum funded debt to EBITDA. The line also does not allow the payment of certain dividends.

The Company also has available through its All-Glass Aquarium subsidiary a $10 million line of credit, which expires on September 30, 2005. As of September 28, 2002 and September 29, 2001, the Company had $0.0 and $4.6 million of borrowings under this line of credit facility, respectively. The remaining available borrowing capacity at September 28, 2002 and September 29, 2001 was $10.0 million and $5.4 million, respectively. Interest related to this line is based on a rate equal to the prime rate less 0.5% or LIBOR plus a margin (2.0% at September 28, 2002) which fluctuates from 1.25% to 2.38%, determined quarterly based on EBITDA for the most recent trailing twelve month period. The line of credit is secured by a General Business Security Agreement and contains certain restrictive financial covenants, requiring maintenance of minimum levels of net worth and debt service coverage and maximum funded debt to EBITDA. The line also does not allow the payment of certain dividends.

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8.    Long-Term Debt

Long-term debt consists of the following:

	September 28, 2002	September 29, 2001
	(in thousands)
Convertible subordinated notes, interest at 6% payable semi-annually, principal due November 15, 2003; convertible at the option of the holder into shares of common stock of the Company, at any time prior to redemption or maturity, at a conversion price of $28.00 per share (equal to a conversion rate of 35.7143 shares per $1,000 principal amount of notes)	$115,000	$115,000
Promissory note, interest at 7% with annual principal and interest payments of $5,550,289 through 2004	10,035	14,566
Note payable to bank, interest at floating rates; payable in monthly principal payments of $60,000 plus interest with unpaid balance due September 30, 2005	13,050	13,775
Industrial development revenue bonds due in semi-annual sinking fund installments of $140,000 beginning September 1, 2003 for 15 years; bearing interest at floating rates (2% at September 28, 2002), secured by letter of credit collateralized by plant and equipment	4,390	4,390
Note payable to bank, interest at floating rates; payable in monthly principal payments of $58,000 plus interest with unpaid balance due September 30, 2005	2,100	2,800
Industrial development revenue bonds due in annual sinking fund installments of $305,000 to $310,000 through July 2010, bearing interest at floating rates, secured by an unconditional letter of credit	2,475	2,780
Mortgage note payable to bank, interest based on a formula (3.3% at September 28, 2002), principal and interest due in monthly installments through March 2012	1,418	1,520
Industrial development revenue bonds due in annual sinking fund installments of $300,000 through December 2005, bearing interest at floating rates, secured by an unconditional letter of credit	1,200	1,500
Mortgage note payable to bank, interest at 6.75%; payable in monthly principal and interest installments of $11,573 with unpaid balance due April 2007	1,279	—
Industrial development revenue bonds due in annual sinking fund installments ranging from $130,000 to $195,000 through July 2005, bearing interest at floating rates, secured by an unconditional letter of credit	520	715
Mortgage note payable to bank, interest based on a formula (3.3% at September 28, 2002), principal and interest due in monthly installments through December 2019	943	969
Industrial development revenue bonds due in quarterly sinking fund installments of $35,000, final principal installment due March 2004, bearing interest at floating rates, secured by an unconditional letter of credit	210	350
Other notes payable	304	310

Total	152,924	158,675
Less current portion of long-term debt	7,593	7,052

Total	$145,331	$151,623

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Principal repayments on long-term debt are scheduled as follows:

(in thousands)
Fiscal year:
2003	$7,593
2004	123,011
2005	13,575
2006	1,136
2007	1,828
Thereafter	5,781

Total	$152,924

9.    Commitments and Contingencies

The Company has operating lease agreements principally for office and warehouse facilities and equipment. Such leases have remaining terms of 1 to 8 years. Rental expense was $18.8 million, $19.9 million and $23.4 million for fiscal years 2002, 2001 and 2000, respectively.

Certain facility leases have renewal options and provide for additional rent based upon increases in the Consumer Price Index.

Aggregate minimum annual payments on non-cancelable operating leases at September 28, 2002 are as follows:

(in thousands)
Fiscal year:
2003	$17,216
2004	13,153
2005	9,568
2006	5,349
2007	2,618
Thereafter	5,760

Total	$53,664

The Solaris Agreement—The Company entered into an agreement effective October 1, 1995 with The Solaris Group (“Solaris”), a strategic business unit of Monsanto Company (subsequently renamed Pharmacia Corporation), the manufacturer of Ortho®, Round-up® and Green Sweep® lawn and garden products (the “Solaris Agreement”). Under the Solaris Agreement, which had a four year term, the Company, in addition to serving as the master agent and master distributor of Solaris products, provided a wide range of value-added services including logistics, order processing and fulfillment, inventory distribution and merchandising. However, Solaris continued to negotiate its sales prices directly with its direct sales accounts. The Solaris Agreement provided for the Company to be reimbursed for costs incurred in connection with services provided to Solaris’ direct sales accounts and to receive payments based on the growth of sales of Solaris products. The Company was also entitled to share with Solaris in the economic benefits of certain cost reductions, to the extent achieved.

In January 1999, Pharmacia sold its Solaris lawn and garden business exclusive of its Roundup® herbicide products for consumer use to The Scotts Company (“Scotts”) and entered into a separate, long-term, exclusive

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

agreement pursuant to which Pharmacia continues to make Roundup herbicide products for consumer use and Scotts markets the products. Beginning October 1, 1999, Scotts began to distribute Ortho® and Roundup® products through a system that involved a combination of distributors, of which we were the largest, as well as through direct sales by Scotts to certain major retailers. In addition, Scotts began to sell Miracle-Gro® directly to certain retailers.

Effective September 30, 2000, Scotts discontinued its distribution relationship with Central. The affected products included Scotts®, Ortho® and Miracle-Gro® products and consumer Roundup® products manufactured by Pharmacia for which Scotts acts as Pharmacia’s exclusive sales agent. For Central’s fiscal year ended September 30, 2000, the revenue attributable to the affected products was approximately $176 million.

Due to the termination of the Scotts’ distribution relationship, the Company took actions to downsize its lawn and garden distribution operations to reflect anticipated business levels for the fiscal year 2001. As a result, the Company recorded charges of $27.5 million in the fiscal year ending September 30, 2000. See Note 2, “Other Charges.”

Scotts Litigation.    On June 30, 2000, The Scotts Company filed suit against Central to collect the purchase price of certain lawn and garden products previously sold to Central. Scotts filed an amended complaint seeking $23 million for such products. Central withheld payments to Scotts on the basis of claims it has against Scotts—including amounts due for services and goods previously supplied by Central and not yet paid for by Scotts. This action, The Scotts Company v. Central Garden & Pet Company, Docket No. C2 00-755, is in the United States District Court for the Southern District of Ohio, Eastern Division. Central filed its answer and a counter complaint asserting various claims for breaches of contracts. Scotts filed a motion to dismiss certain of Central’s claims. On January 11, 2002, the court granted Scotts’ motion as to Central’s claim for breach of oral contract and promissory estoppel and denied the motion as to Central’s claim for fraud. Scotts subsequently filed a motion for summary adjudication of Central’s fraud claim. The court granted Scotts’ motion.

In early April 2002, the court granted Central’s motion for leave to file a further amended counter-complaint asserting an additional claim for breach of oral contract arising from certain credits promised by Scotts in the amount of approximately $4.0 million owed by subagents. This claim was severed from the rest of the case. In April 2002, trial occurred on the claims and counterclaims of the parties (excluding the oral contract claim recently added to the case). The jury found in favor of Scotts on its breach of contract claim and in favor of Central on its breach of contract counterclaims for non-payment of fees and shipments of product. The net verdict was in favor of Scotts in the amount of $10.425 million which had previously been recorded as an obligation by the Company. Prior to the jury verdict, the district court had dismissed Scotts’ claim for breach of fiduciary duty and a portion of Central’s claim for breach of contract. On May 30, 2002, Scotts filed a motion seeking $7.9 million in prejudgment interest and $1.7 million in attorneys’ fees as well as recovery of unspecified costs. Scotts also asked the Court to set aside $750,000 of the jury verdict amount awarded to Central. Central has filed a motion seeking a new trial on inventory return claims involving approximately $10.0 million that the Court had decided against Central as a matter of law during the trial. Central has opposed Scotts’ motion and seeks an offset amount of prejudgment interest on its claims such that the net prejudgment interest owed to Scotts would be approximately $500,000. No hearing date has been set for these motions. No trial has been scheduled on Central’s remaining claim for breach of oral contract regarding subagents.

On July 7, 2000, Central filed suit against Scotts and Pharmacia Corporation (formerly known as Monsanto Company) seeking damages and injunctive relief as well as restitution for, among other things, breach of contract and violations of the antitrust laws. This action, Central Garden & Pet Company, a Delaware Corporation v. The Scotts Company, an Ohio corporation; and Pharmacia Corporation, formerly known as Monsanto Company, a

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Delaware corporation, Docket No. C 00 2465, is in the United States District Court for the Northern District of California. On October 26, 2000, the federal district court issued an order denying, for the most part, Pharmacia’s motion to dismiss Central’s federal antitrust claims. Central was given leave to file an amended federal complaint to clarify certain of its allegations. Central filed a first amended complaint on November 14, 2000. The federal district court’s October 26 order also ruled that it did not have jurisdiction over Central’s state law claims and that such claims should be adjudicated in a state court. On October 31, 2000, Central filed an action entitled Central Garden & Pet Company v. The Scotts Company and Pharmacia Corporation, Docket No. C00-04586 in Contra Costa Superior Court asserting various state law claims, including the claims previously asserted in the federal action. The state court subsequently stayed this action. Pursuant to a settlement reached with Pharmacia, Central and Pharmacia agreed that all claims and disputes arising from the alliance agreements and all antitrust claims against Pharmacia and Monsanto would be resolved, and the federal action has been dismissed as to Pharmacia and Monsanto. In April 2002, Scotts and Central filed cross-motions in the federal action for summary judgment on the antitrust claims. In May 2002, Scotts also filed a motion for summary judgment in the federal action based on res judicata. The court granted the res judicata motion, did not rule on the antitrust motions, and vacated the trial date. Central is appealing the judgment entered pursuant to the court’s order.

Central believes that the reconciliation of all accounts and claims in the above cases will in the aggregate, not result in additional charges to Central. Further, Central believes it continues to have claims and rights of offset against Scotts and intends to continue to vigorously pursue its claims, including pursuit of post-trial remedies in connection with the suit filed by Scotts. However, there can be no assurance that the resolution of this litigation will not have a material adverse effect on Central’s results of operations, financial position and/or cash flows.

TFH Litigation.    In December 1997, Central acquired all of the stock of TFH Publications, Inc. (“TFH”). In connection with the transaction, Central made a $10 million loan to the sellers, which was evidenced by a Promissory Note. In September 1998, the prior owners of TFH brought suit against Central and certain executives of Central for damages and relief from their obligations under the Promissory Note, alleging, among other things, that Central’s failure to properly supervise the TFH management team had jeopardized their prospects of achieving certain earnouts. Central believes that these allegations are without merit. Central counterclaimed against the prior owners for enforcement of the Promissory Note, rescission and/or damages and other relief, alleging, among other things, fraud, misrepresentation and breach of fiduciary duty by the prior owners of TFH. These actions, Herbert R. Axelrod and Evelyn Axelrod v. Central Garden & Pet Company; Glen S. Axelrod; Gary Hersch; William E. Brown; Robert B. Jones; Glen Novotny; and Neill Hines, Docket No. MON-L-5100-99, and TFH Publications, Inc. v. Herbert Axelrod et al., Docket No. L-2127-99 (consolidated cases), are in the New Jersey Superior Court. The case is currently in pretrial discovery and is scheduled for trial in March 2003.

During the course of discovery in this action, Central has become aware of certain information which shows that prior to the acquisition of TFH by Central, certain records of TFH were prepared in an inaccurate manner which, among other things, resulted in underpayment of taxes by certain individuals. Those individuals could be liable for back taxes, interest, and penalties. In addition, even though all of the events occurred prior to the acquisition of TFH by Central, there is a possibility that TFH could be liable for penalties for events which occurred under prior management. Central believes that TFH has strong defenses available to the assertion of any penalties against TFH. Central cannot predict whether TFH will be required to pay any such penalties. In the event that TFH were required to pay penalties, Central would seek compensation from the prior owners.

In March 2001, the prior owners of TFH also brought a separate action in federal court seeking to enforce what they alleged was an “arbitration award” made by an accountant concerning the closing balance sheet of

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

TFH. The prior owners contended that the decisions by the accountant concerning the closing balance sheet entitled them to additional monies under the purchase price provisions of the Stock Purchase Agreement. The federal court held that the accountant did not make any monetary award. The federal court entered a judgment enforcing the decisions made by the accountant concerning the closing balance sheet of TFH, but the court did not, and refused to, enter a monetary award. See Evelyn M. Axelrod, et al. v. Central Garden & Pet Company, Civil Action No. 01-1262 (MLC) U.S.D.C. of New Jersey. The prior owners have argued in the consolidated civil actions pending in the New Jersey Superior Court that the judgment by the federal court entitles them to additional monies under the purchase price provision of the Stock Purchase Agreement. The New Jersey Superior Court has stated that it will not, at this time, enter a monetary award, but that it, like the federal court, will confirm the decisions made by the accountant concerning the closing balance sheet of TFH. Central believes that it has defenses to the claims by the prior owner for additional monies under the purchase price provisions of the Stock Purchase Agreement, and that the prior owners’ claims are subject to or will be offset by Central’s claims against the prior owners.

Central does not believe that the outcome of the above TFH matters will have a material adverse impact on its operations, financial position, or cash flows.

Phoenix Fire.    On August 2, 2000, a fire destroyed Central’s leased warehouse space in Phoenix, Arizona, and an adjoining warehouse space leased by a third party. On July 31, 2001, the adjoining warehouse tenant filed a lawsuit against Central and other parties in the Superior Court of Arizona, Maricopa County, seeking to recover $47 million for property damage from the fire. See Cardinal Health Inc., et al. v. Central Garden & Pet Company, et al., Civil Case No. CV2001-013152. Local residents have also filed a purported class action lawsuit alleging claims for bodily injury and property damage as a result of the fire. The building owner and several nearby businesses have also now filed lawsuits for property damage and business interruption, which we expect to be consolidated with the tenant and local resident lawsuits. Each of these lawsuits is currently pending in the Superior Court of Arizona, Maricopa County. The Arizona Department of Environmental Quality, after monitoring the cleanup operations and asking Central, the building owner and the adjoining warehouse tenant to assess whether the fire and fire suppression efforts may have caused environmental impacts to soil, groundwater and/or surface water, has now issued a letter stating that Central need take no further action at the site with respect to environmental issues. In early 2001, the EPA requested information relating to the fire. On July 17, 2002, the EPA informed Central that it intended to file a civil administrative complaint seeking penalties of up to $350,000 for certain alleged post-fire reporting violations. Central has responded to those allegations and believes them to be without merit. The overall amount of the damages to all parties caused by the fire, and the overall amount of damages which Central may sustain as a result of the fire, have not been quantified. At the time of the fire, Central maintained property insurance covering losses to the leased premises, Central’s inventory and equipment, and loss of business income. Central also maintained insurance providing $51 million of coverage (with no deductible) against third party liability. Central believes that this insurance coverage will be available with respect to third party claims against Central if parties other than Central are not found responsible. The precise amount of the damages sustained in the fire, the ultimate determination of the parties responsible and the availability of insurance coverage are likely to depend on the outcome of complex litigation, involving numerous claimants, defendants and insurance companies.

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.    Income Taxes

The provision (benefit) for income taxes consists of the following:

	Fiscal Year Ended
	September 28, 2002	September 29, 2001	September 30, 2000
	(in thousands)
Current:
Federal	$5,636	$(9,151)	$9,544
State	1,079	(1,347)	2,009

Total	6,715	(10,498)	11,553
Deferred	(26,065)	10,251	(7,500)

Total	$(19,350)	$(247)	$4,053

Included in the $19.4 million benefit recorded in fiscal 2002 is a benefit of $34.5 million related to the cumulative effect of accounting change recorded during the fiscal year.

A reconciliation of the statutory federal income tax rate with the Company’s effective income tax rate is as follows:

	Fiscal Year Ended
	September 28, 2002	September 29, 2001	September 30, 2000
Statutory rate	35%	35%	35%
State income taxes, net of federal benefit	2.0	0.6	(4.7)
Nondeductible expenses, primarily goodwill	(18.1)	(29.7)	(73.0)
Other	(0.1)	(2.6)	(0.3)

Effective tax rate	18.8%	3.3%	(43.0)%

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income taxes reflect the impact of “temporary differences” between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. The tax effect of temporary differences and carryforwards which give rise to deferred tax assets and liabilities are as follows:

	September 28, 2002		September 29, 2001
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
	(in thousands)
Current:
Allowance for doubtful accounts receivable	$1,873		$4,364
Inventory write-downs	4,044		5,906
Prepaid expenses		$2,058		$1,942
Nondeductible reserves	3,147		1,548
State taxes		1,657		1,616
Other	71		565

Current	9,135	3,715	12,383	3,558

Noncurrent:
Depreciation and amortization	13,027			15,927
Joint venture income		584		416
Net operating loss			213
Other	1,387		490

Noncurrent	14,414	584	703	16,343

Total	$23,549	$4,299	$13,086	$19,901

11.    Shareholders’ Equity

At September 28, 2002, there were 80,000,000 shares of common stock ($0.01 par value) authorized, of which 17,265,948 were outstanding.

At September 28, 2002, there were 3,000,000 shares of Class B stock ($0.01 par value) authorized, of which 1,655,462 were outstanding. The voting powers, preferences and relative rights of the Class B stock are identical to common stock in all respects except that (i) the holders of common stock are entitled to one vote per share and the holders of Class B stock are entitled to the lesser of ten votes per share or 49% of the total votes cast, (ii) stock dividends on common stock may be paid only in shares of common stock and stock dividends on Class B stock may be paid only in shares of Class B stock and (iii) shares of Class B stock have certain conversion rights and are subject to certain restrictions on ownership and transfer. Each share of Class B stock is convertible into one share of common stock, at the option of the holder. Additional shares of Class B stock may only be issued with majority approval of the holders of the common stock and Class B stock, voting as separate classes.

At September 28, 2002, there were 1,000,000 shares of preferred stock ($0.01 par value) authorized, of which none were outstanding.

In August 1998, the Company’s Board of Directors authorized a program for the Company to repurchase up to $25 million of common shares. In several subsequent authorizations, the Company’s Board of Directors increased such authorization up to $155 million of common shares as of December 1, 1999. As of September 30, 2000, the Company had repurchased approximately 13.7 million shares of its common stock for an aggregate price of approximately $143.8 million under this program. There have been no repurchases since September 30, 2000.

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

From 1997 until 2001, the Company maintained an employee discount stock purchase plan for eligible employees. Under such plan, participants could use up to 15% of their annual compensation up to certain dollar limitations, whichever was higher, to purchase, through payroll deductions, the Company’s common stock at the end of six-month periods ending June 30 and December 31 of each plan year for 85% of the lower of the beginning or ending stock price for the applicable six-month period of each plan year. The remaining shares authorized under the plan were issued to employees during 2001. The Company does not currently expect to authorize additional shares under the plan.

In 1993, the Company adopted the Omnibus Equity Incentive Plan (the “Plan”) which, through September 28, 2002, has provided for the grant of options to key employees and consultants of the Company for the purchase of up to an aggregate of 4.8 million shares of common stock of the Company. The Plan is administered by the Compensation Committee of the Board of Directors, comprised of independent directors only, who determine individual awards to be granted, vesting and exercise of share conditions.

In 1996, the Company adopted the Nonemployee Director Stock Option Plan (the “Director Plan”) which provides for the grant of options to nonemployee directors of the Company. In June 2001, the Board of Directors of the Company amended the Director Plan, to increase the number of shares authorized for issuance under the Director Plan to 200,000 shares and to revise the annual awards to provide for an option to purchase $100,000 of the Company’s common stock and a restricted stock grant for $10,000 of the Company’s common stock. In June 2001, the Board granted each nonemployee director an option to purchase 7,000 shares of the Company’s common stock and a restricted stock grant for 1,000 shares of common stock outside the Director Plan. In August 2002, the Board granted a new nonemployee director an option to purchase 3,709 shares of the Company’s common stock and a restricted stock grant for 371 shares of common stock outside the Director Plan.

Option activity under the Plan, Director Plan and to nonemployee directors outside the Director Plan is as follows:

	Number of Options	Weighted Average Exercise Price
Balance at September 25, 1999	2,909,995	$14.35
Granted (weighted average fair value of $3.90)	493,170	8.21
Exercised	(48,617)	4.86
Cancelled	(194,600)	14.14

Balance at September 30, 2000	3,159,948	13.55
Granted (weighted average fair value of $2.95)	576,750	6.85
Exercised	(40,939)	2.75
Cancelled	(801,200)	13.15

Balance at September 29, 2001	2,894,559	12.48
Granted (weighted average fair value of $3.54)	1,179,488	8.78
Exercised	(462,621)	11.22
Cancelled	(783,260)	14.19

Balance at September 28, 2002	2,828,166	10.66

Exercisable at September 30, 2000	836,579	15.20

Exercisable at September 29, 2001	1,391,644	15.03

Exercisable at September 28, 2002	996,821	14.25

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Options Outstanding September 28, 2002				Options Exercisable September 28, 2002
Range of Exercise Prices	Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price
$ 1.30–$ 4.99	24,377	2.2	$1.30	24,377	$1.30
5.00– 9.99	1,734,832	2.3	7.51	298,337	8.19
10.00– 14.99	572,009	3.9	13.13	234,300	13.36
15.00– 19.99	189,474	1.3	15.94	138,333	15.97
20.00– 24.99	300,000	0.2	21.13	300,000	21.13
25.00– 33.94	7,474	1.4	30.78	1,474	33.94

$ 1.30–$33.94	2,828,166	2.3	$10.66	996,821	$14.25

Additional Stock Plan Information—The Company continues to account for its employee stock-based awards using the intrinsic value method in accordance with Accounting Principles Board No. 25, “Accounting for Stock Issued to Employees,” and its related interpretations.

SFAS No. 123, “Accounting for Stock-Based Compensation,” requires the disclosure of pro forma net earnings and earnings per share had the Company adopted the fair value method as of the beginning of fiscal 1997. These calculations require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company’s calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life of four years from date of grant; stock volatility, 52% in fiscal 2002, 55% in fiscal 2001 and 57% in fiscal 2000; risk free interest rates, 3.09% in fiscal 2002, 3.98% in fiscal 2001 and 5.29% in fiscal 2000; and no dividends during the expected term.

The Company’s calculations are based on a single option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the fiscal 1998 through 2002 awards had been amortized to expense in the consolidated financial statements over the vesting period of the awards, pro forma net earnings would have been as follows:

	Fiscal Year Ended
	September 28, 2002	September 29, 2001	September 30, 2000
As reported:
Net loss (in thousands)	$(83,692)	$(7,143)	$(13,484)
Net loss per common equivalent share:
Basic	$(4.50)	$(0.39)	$(0.72)
Diluted	$(3.44)	$(0.39)	$(0.72)

Pro forma:
Net loss (in thousands)	$(86,355)	$(10,987)	$(17,738)
Net loss per common equivalent share:
Basic	$(4.65)	$(0.60)	$(0.94)
Diluted	$(3.56)	$(0.60)	$(0.94)

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12.    Earnings Per-Share

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per-share (EPS) computations:

	Fiscal Year Ended September 28, 2002			Fiscal Year Ended September 29, 2001			Fiscal Year Ended September 30, 2000
	Loss	Shares	Per Share	Loss	Shares	Per Share	Loss	Shares	Per Share
	(in thousands, except per share amounts)
Basic EPS:
Net loss available to common shareholders	$(83,692)	18,581	$(4.50)	$(7,143)	18,402	$(0.39)	$(13,484)	18,786	$(0.72)

Effect of dilutive securities:
Options to purchase common stock	—	321
Convertible notes	4,470	4,107

Diluted EPS:
Net loss attributed to common shareholders	$(79,222)	23,009	$(3.44)	$(7,143)	18,402	$(0.39)	$(13,484)	18,786	$(0.72)

Shares from the assumed conversion of the Company’s convertible securities and exercise of certain options to purchase common stock were not included in the computation of diluted EPS for fiscal 2001 or 2000 as the impact would have been anti-dilutive. Although the assumed conversion of such items was anti-dilutive during fiscal 2002, 4,107,143 of the Company’s convertible securities were included in the computation of diluted EPS as required by SFAS No. 128, “Earnings Per Share,” which requires net income before the cumulative effect of accounting change to be used for measurement purposes of dilution.

Options to purchase 2,828,166 shares of common stock at prices ranging from $1.30 to $33.94 per share were outstanding at September 28, 2002. Of these shares, 848,803 were not included in the computation of diluted earnings per share because the option exercise prices were greater than the average market price of the common shares and, therefore, the effect of including these options would be anti-dilutive. Options to purchase 2,894,559 and 3,159,948 shares of common stock at prices ranging from $1.30 to $33.94 per share were outstanding at September 29, 2001 and September 30, 2000, respectively, but were not included in the computation of diluted earnings per share because the assumed exercise would have been anti-dilutive in each period.

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13.    Quarterly Financial Data—unaudited (dollars and shares in thousands)

	Fiscal 2002
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Sales	$210,659	$290,693	$335,609	$240,819
Gross profit	61,502	90,900	100,978	66,963
Net income (loss) before cumulative effect of accounting change	(1,509)	10,936	18,367	751
Net income (loss)	(113,746)	10,936	18,367	751

Net income (loss) per common equivalent share before cumulative effect of accounting change:
Basic	$(0.08)	$0.59	$0.99	$0.04
Diluted	$(0.08)	$0.53	$0.84	$0.04

Net income (loss) per common equivalent share:
Basic	$(6.17)	$0.59	$0.99	$0.04
Diluted	$(6.17)	$0.53	$0.84	$0.04

Weighted average common equivalent shares outstanding:
Basic	18,446	18,469	18,579	18,820
Diluted	18,446	22,734	23,200	19,141

	Fiscal 2001
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Sales	$212,058	$322,807	$341,866	$246,268
Gross profit	58,719	91,569	97,108	64,417
Net income (loss)	(4,413)	2,806	8,153	(13,689)

Net income (loss) per common equivalent share:
Basic	$(0.24)	$0.15	$0.44	$(0.74)
Diluted	$(0.24)	$0.15	$0.40	$(0.74)

Weighted average common equivalent shares outstanding:
Basic	18,334	18,405	18,433	18,443
Diluted	18,334	18,465	22,598	18,443

14.    Transactions with Related Parties

During fiscal 2002, 2001 and 2000, subsidiaries of the Company purchased $2.5 million, $2.1 million and $1.9 million, respectively, of products from Bio Plus, Inc., a company that produces granular peanut hulls. As of September 28, 2002 and September 29, 2001, the Company owed Bio Plus, Inc. $78,053 and $20,721, respectively, for such purchases. Such amounts were included in accounts payable as of that date. A director and executive officer of the Company is a minority shareholder and a director of Bio Plus, Inc.

15.    Business Segment Data

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision making group is comprised of the Chief Executive Officer and the lead executives of each of the Company’s operating segments. The lead executive for each operating segment is also a member of a Strategy Board that

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

manages the profitability of each respective segment’s various product lines and business. The operating segments are managed separately because each segment represents a strategic business unit that offers different products or services. The chief operating decision making group evaluates performance based on profit or loss from operations. The Company’s Corporate division is included in the presentation of reportable segment information since certain revenues and expenses of this division are not allocated separately to the two operating segments. Segment assets exclude cash equivalents, short-term investments, deferred taxes and goodwill.

Management has determined that the reportable segments of the Company are Pet Products and Garden Products based on the level at which the chief operating decision making group reviews the results of operations to make decisions regarding performance assessment and resource allocation.

The Pet Products segment consists of Four Paws Products, TFH Publications, Wellmark, Kaytee, Island Aquarium and All-Glass Aquarium. These companies are engaged in the manufacturing, delivery and sale of pet supplies, books and food principally to independent pet distributors and retailers, national specialty pet stores, mass merchants and bookstores. The Pet Products segment is also a distributor of pet supply products. This segment also operates distribution centers in various states. Their products are sold to independent retailers, national retail chains, grocery stores and mass merchants.

The Garden Products segment consists of Pennington Seed, Matthews Four Seasons, Grant’s, Norcal Pottery, AMBRANDS and Lilly Miller. Products manufactured or designed and sourced are products found typically in the lawn and garden sections of mass merchandisers, warehouse-type clubs, home improvement centers and nurseries and include grass seed, bird seed, clay pottery, outdoor wooden planters and trellises, ant control and animal repellents. These products are sold directly to retailers and to distributors. The Garden Products segment is also a distributor of lawn and garden products. This segment also operates distribution centers in various states. Their products are sold to independent retailers, national retail chains, grocery stores and mass merchants.

The Corporate division includes expenses associated with corporate functions and projects, certain employee benefits and nonoperating items such as interest income, interest expense, goodwill amortization and impairments, intersegment eliminations, and net other charges of $27.2 million associated with Garden Products for fiscal 2000.

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Financial information relating to the Company’s business segments for each of the three most recent fiscal years is presented in the table below.

	2002	2001	2000
		(in thousands)
Net sales:
Pet Products	$471,077	$476,013	$460,766
Garden Products	606,703	646,986	890,112

Total net sales	$1,077,780	$1,122,999	$1,350,878

Income (loss) from operations before other charges:
Pet Products	$43,386	$34,846	$32,305
Garden Products	37,257	12,667	31,393
Corporate, eliminations and all other	(27,879)	(33,451)	(24,598)

Total income from operations before other charges	52,764	14,062	39,100
Other charges	—	—	(27,156)
Interest expense	(14,745)	(23,247)	(23,140)
Interest income	137	164	589
Other income	5,548	1,631	1,176
Income taxes	(15,159)	247	(4,053)

Income (loss) before cumulative effect of accounting change	28,545	(7,143)	(13,484)
Cumulative effect of accounting change, net of tax	(112,237)	—	—

Net loss	$(83,692)	$(7,143)	$(13,484)

Assets:
Pet Products	$201,051	$221,976	$246,978
Garden Products	254,903	289,702	303,234
Corporate, eliminations and all other	276,003	404,948	395,099

Total assets	$731,957	$916,626	$945,311

Depreciation and amortization:
Pet Products	$11,589	$10,758	$8,002
Garden Products	5,456	6,185	6,410
Corporate	571	11,419	11,623

Total depreciation and amortization	$17,616	$28,362	$26,035

Expenditures for long-lived assets
Pet Products	$7,043	$7,206	$8,246
Garden Products	2,462	5,111	6,261
Corporate	1,402	1,571	2,156

Total expenditures for long-lived assets	$10,907	$13,888	$16,663

16.    Subsequent Event—Issuance of Senior Subordinated Notes

On January 30, 2003, the Company completed a private placement of $150,000,000 aggregate principal amount of 9 1/8% Senior Subordinated Notes due February 1, 2013 (the “Notes”). Additionally, in January 2003, the Company increased the Congress Financial Corporation (Western) credit facility to $175.0 million. The net proceeds of the offering were approximately $144.0 million after deducting underwriting discounts and estimated

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

offering expenses. A portion of the net proceeds was used to redeem the Company’s outstanding convertible notes, including the payment of premium and accrued interest. The balance of the net proceeds, combined with additional borrowings under the Company’s line of credit facility with Congress Financial Corporation (Western), were used to repay all the outstanding borrowings under the Pennington credit facility and two senior secured term loans of All-Glass. In conjunction with these repayments, the Company terminated the Pennington and All-Glass credit facilities. In connection with the issuance of the Notes, certain subsidiaries of the Company have become guarantors of the Notes. Financial information related to these subsidiaries is presented in Note 17.

17.    Consolidating Condensed Financial Information of Guarantor Subsidiaries

Certain wholly-owned subsidiaries of the Company (as listed below, collectively the “Guarantor Subsidiaries”) have guaranteed fully and unconditionally, on a joint and several basis, the obligation to pay principal and interest under the Company’s $150,000,000 9 1/8% Senior Subordinated Notes (the “Notes”) issued on January 30, 2003 as discussed in Note 16. Certain subsidiaries and operating divisions are not guarantors of the Notes and have been included in the financial results of the Parent in the information below. Those subsidiaries that are guarantors of the Notes are as follows:

Four Paws Products Ltd.

Grant Laboratories, Inc.

Kaytee Products, Incorporated

Matthews Redwood & Nursery Supply, Inc.

Pennington Seed, Inc. (including Phaeton Corporation (dba Unicorn Labs), Seeds West, Inc., All-Glass Aquarium Co., Inc. (including Oceanic Systems, Inc.))

T.F.H. Publications, Inc.

Wellmark International

Norcal Pottery Products, Inc.

Pennington Seed, Inc. of Nebraska

Gro Tec, Inc.

In lieu of providing separate audited financial statements for the Guarantor Subsidiaries, the Company has included the accompanying audited consolidating condensed financial information based on the Company’s understanding of the Securities and Exchange Commission’s interpretation and application of Rule 3-10 of the Securities and Exchange Commission’s Regulation S-X.

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING CONDENSED BALANCE SHEET

September 28, 2002

(in thousands)

	(Unconsolidated)
	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and equivalents	$10,080	$804	$—	$10,884
Accounts receivable	41,002	103,087	(13,105)	130,984
Inventories	52,417	140,742	—	193,159
Prepaid expenses and other assets	21,046	5,050	—	26,096

Total current assets	124,545	249,683	(13,105)	361,123
Land, buildings, improvements and equipment, net	12,191	88,673	—	100,864
Goodwill	222,489	—	—	222,489
Investment in guarantors	212,738	—	(212,738)	—
Deferred income taxes and other assets	35,070	14,347	(1,936)	47,481

Total	$607,033	$352,703	$(227,779)	$731,957

LIABILITIES
Notes payable	$33,992	$25,983	$—	$59,975
Accounts payable	52,606	57,295	(13,105)	96,796
Accrued expenses and other liabilities	22,437	27,898	—	50,335

Total current liabilities	109,035	111,176	(13,105)	207,106
Long-term debt	120,387	24,944	—	145,331
Deferred income taxes and other long-term obligations	103	3,845	(1,936)	2,012
Total shareholders’ equity	377,508	212,738	(212,738)	377,508

Total	$607,033	$352,703	$(227,779)	$731,957

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING CONDENSED BALANCE SHEET

September 29, 2001

(in thousands)

	(Unconsolidated)
	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and equivalents	$7,153	$1,139	$—	$8,292
Accounts receivable	48,965	98,864	(6,038)	141,791
Inventories	65,198	152,704	—	217,902
Prepaid expenses and other assets	29,019	6,757	—	35,776

Total current assets	150,335	259,464	(6,038)	403,761
Land, buildings, improvements and equipment, net	15,040	93,758	—	108,798
Goodwill	371,987	—	—	371,987
Investment in guarantors	207,385	—	(207,385)	—
Deferred income taxes and other assets	18,910	13,170	—	32,080

Total	$763,657	$366,392	$(213,423)	$916,626

LIABILITIES
Notes payable	$83,061	$36,362	$—	$119,423
Accounts payable	67,392	66,530	(6,038)	127,884
Accrued expenses and other liabilities	18,868	26,596	—	45,464

Total current liabilities	169,321	129,488	(6,038)	292,771
Long-term debt	125,235	26,388	—	151,623
Deferred income taxes and other long-term obligations	13,786	3,131	—	16,917
Total shareholders’ equity	455,315	207,385	(207,385)	455,315

Total	$763,657	$366,392	$(213,423)	$916,626

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS

Fiscal Year Ended September 28, 2002

(in thousands)

	(Unconsolidated)
	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$373,475	$774,059	$(69,754)	$1,077,780
Cost of goods sold and occupancy	285,356	542,040	(69,959)	757,437

Gross profit	88,119	232,019	205	320,343
Selling, general and administrative expenses	104,563	163,016	—	267,579

Income (loss) from operations	(16,444)	69,003	205	52,764
Interest—net	(12,203)	(2,405)	—	(14,608)
Other income (expense)	(2,171)	7,719	—	5,548

Income (loss) before income taxes and cumulative effect of accounting change	(30,818)	74,317	205	43,704
Income taxes	(12,250)	27,327	82	15,159

Income (loss) before cumulative effect of accounting change	(18,568)	46,990	123	28,545
Cumulative effect of accounting change, net of tax	(112,237)	—	—	(112,237)

Net income (loss) before equity in undistributed income of guarantor subsidiaries	(130,805)	46,990	123	(83,692)
Equity in undistributed income of guarantor subsidiaries	47,113	—	(47,113)	—

Net income (loss)	$(83,692)	$46,990	$(46,990)	$(83,692)

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS

Fiscal Year Ended September 29, 2001

(in thousands)

	(Unconsolidated)
	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$431,138	$751,757	$(59,896)	$1,122,999
Cost of goods sold and occupancy	329,958	541,397	(60,169)	811,186

Gross profit	101,180	210,360	273	311,813
Selling, general and administrative expenses	133,364	164,387	—	297,751

Income (loss) from operations	(32,184)	45,973	273	14,062
Interest—net	(17,523)	(5,560)		(23,083)
Other income	479	1,152		1,631

Income (loss) before income taxes	(49,228)	41,565	273	(7,390)
Income taxes	(16,983)	16,626	110	(247)

Net income (loss) before equity in undistributed income of guarantor subsidiaries	(32,245)	24,939	163	(7,143)
Equity in undistributed income of guarantor subsidiaries	25,102	—	(25,102)	—

Net income (loss)	$(7,143)	$24,939	$(24,939)	$(7,143)

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS

Fiscal Year Ended September 30, 2000

(in thousands)

	(Unconsolidated)			Consolidated
	Parent	Guarantor Subsidiaries	Eliminations
Net sales	$726,114	$680,178	$(55,414)	$1,350,878
Cost of goods sold and occupancy	612,643	480,509	(55,451)	1,037,701

Gross profit	113,471	199,669	37	313,177
Selling, general and administrative expenses	136,683	137,394	—	274,077
Other charges	(27,156)	—	—	(27,156)

Income (loss) from operations	(50,368)	62,275	37	11,944
Interest—net	(18,782)	(3,769)	—	(22,551)
Other income	1,176	—	—	1,176

Income (loss) before income taxes	(67,974)	58,506	37	(9,431)
Income taxes	(19,364)	23,402	15	4,053

Net income (loss) before equity in undistributed income of guarantor subsidiaries	(48,610)	35,104	22	(13,484)
Equity in undistributed income of guarantor subsidiaries	35,126	—	(35,126)	—

Net income (loss)	$(13,484)	$35,104	$(35,104)	$(13,484)

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

Fiscal Year Ended September 28, 2002

(in thousands)

	(Unconsolidated)
	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided (used) by operating activities	$11,190	$61,623	$—	$72,813
Expenditures for land, buildings, improvements and equipment	(2,186)	(8,721)	—	(10,907)
Investment in guarantor	41,638	(41,638)	—	—

Net cash provided (used) by investing activities	39,452	(50,359)	—	(10,907)

Repayments under lines of credit, net	(49,069)	(10,379)	—	(59,448)
Payments on long-term debt	(4,531)	(1,220)	—	(5,751)
Proceeds from issuance of stock	5,885	—	—	5,885

Net cash used by financing activities	(47,715)	(11,599)	—	(59,314)

Net increase (decrease) in cash and cash equivalents	2,927	(335)	—	2,592
Cash and cash equivalents at beginning of period	7,153	1,139	—	8,292

Cash and cash equivalents at end of period	$10,080	$804	$—	$10,884

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

Fiscal Year Ended September 29, 2001

(in thousands)

	(Unconsolidated)
	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided (used) by operating activities	$19,951	$18,863	$—	$38,814
Expenditures for land, buildings, improvements and equipment	(579)	(13,309)	—	(13,888)
Payments to acquire companies, net of cash acquired	—	(18,277)	—	(18,277)
Investment in guarantor	19,916	(19,916)	—	—

Net cash provided (used) by investing activities	19,337	(51,502)	—	(32,165)

Borrowings (repayments) under lines of credit, net	(32,014)	22,198	—	(9,816)
Payments on long-term debt	(4,234)	(8,610)	—	(12,844)
Proceeds from issuance of long-term debt	—	18,000	—	18,000
Proceeds from issuance of stock	618	—	—	618

Net cash provided (used) by financing activities	(35,630)	31,588	—	(4,042)

Net increase (decrease) in cash and cash equivalents	3,658	(1,051)	—	2,607
Cash and cash equivalents at beginning of period	3,495	2,190	—	5,685

Cash and cash equivalents at end of period	$7,153	$1,139	$—	$8,292

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

Fiscal Year Ended September 30, 2000

(in thousands)

	(Unconsolidated)			Consolidated
	Parent	Guarantor Subsidiaries	Eliminations
Net cash provided (used) by operating activities	$(41,890)	$81,966	$—	$40,076
Expenditures for land, buildings, improvements and equipment	(3,345)	(13,318)	—	(16,663)
Payments to acquire companies, net of cash acquired	(11,405)	(23,001)	—	(34,406)
Investment in guarantor	33,482	(33,482)	—	—

Net cash provided (used) by investing activities	18,732	(69,801)	—	(51,069)

Borrowings (repayments) under lines of credit, net	39,295	(9,426)	—	29,869
Payments on long-term debt	58	(1,295)	—	(1,237)
Payments to reacquire stock	(21,704)	—	—	(21,704)
Proceeds from issuance of stock	1,733	—	—	1,733

Net cash provided (used) by financing activities	19,382	(10,721)	—	8,661

Net increase (decrease) in cash and cash equivalents	(3,776)	1,444	—	(2,332)
Cash and cash equivalents at beginning of period	7,271	746	—	8,017

Cash and cash equivalents at end of period	$3,495	$2,190	$—	$5,685